Staffing 360 Solutions Amends UK Financing Facility to Allow for Acquisitions

Increases £11,500,000 Asset-Backed Lending Facility with HSBC to £20,000,000

New York, NY – July 2nd, 2018 – Staffing 360 Solutions, Inc. (Nasdaq: STAF360), a company executing an international buy-and-build strategy through the acquisition of staffing organizations in the United States and in the United Kingdom, today announced that it has amended its Invoice Financing facility with HSBC Invoice Finance UK Ltd (“HSBC”) to allow for further acquisitions in the United Kingdom.

In line with STAF360’s mergers and acquisition program, this new arrangement replaces the existing agreements on the same favourable terms:

o	Facility Limit increased from £11,500,000 ($15,500,000) to £20,000,000 ($27,000,000)
o	Advance rates against eligible invoices of 90%
o	The arrangement will be subject to the usual cross company guarantees between the UK legal entities and customary financial reporting and monitoring
o	Term Debt loan of £1,550,000 ($2,100,000) repayable over a three-year period

“Following a transformative 2017, we have started 2018 on a strong footing setting new revenue and gross profit records along the way”, said Brendan Flood, Chairman and Chief Executive Officer of Staffing 360 Solutions.

“HSBC has been a great partner by completing the transaction process in just two weeks. As a result, we have strengthened our relationship with them to allow for further future expansion within the Group.”

David Faiman, Chief Financial Officer, added, “As I stated back in February, we had an aim of getting our UK business onto a positive financial footing. We achieved this with the initial refinancing. This change allows us to grow our UK business and to improve our position in the market. The terms are the same attractive terms that we agreed to in February.”

Nick Hicks, HSBC’s Area Director for Sussex & Surrey Corporate Banking Centre, said: “We are delighted to be supporting Staffing 360 Solutions with this new increased funding facility which will enable the business to continue to flourish in the dynamic UK recruitment market. We look forward to our relationship continuing to develop further in 2018.”

More information about Staffing 360 Solutions, including investor materials, presentations, white papers, and webcasts, can be found at:

www.staffing360solutions.com/res.html.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and in the United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Non-GAAP Financial Measures

Staffing 360 Solutions uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on

Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Corporate Investor Contact:

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and CEO

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com / +1 (646) 507-5711